Exhibit 4.3

WARRANT TO PURCHASE CLASS A ORDINARY SHARES

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

Base Warrant Shares: [●] Maximum Warrant Shares: [●]	Initial Exercise Date: [●]
Issue Date: [●]

THIS WARRANT TO PURCHASE CLASS A ORDINARY SHARES (this “Warrant”) certifies that, for value received, [●] or its permitted assigns (the “Holder”) is entitled, on the terms and subject to the limitations set forth herein, at any time on or after the issuance date stated above (the “Initial Exercise Date”) and on or before 5:00 p.m., New York City time, on the date six (6) months after that issuance date (the “Termination Date”), but not thereafter, to subscribe for and purchase from Creative Global Technology Holdings Limited, a Cayman Islands exempted company (the “Company”), initially up to [●] Class A ordinary shares, par value US$0.00015 per share (the “Ordinary Shares”). Such initial one-for-one cash-exercise share quantity, as adjusted under Section 3 and reduced by exercise or transfer in accordance herewith, is the “Base Warrant Shares”. Ordinary Shares actually issuable on any exercise are the “Warrant Shares”. Upon exercise under Section 2(c)(ii), the number of Warrant Shares may exceed the Base Warrant Shares exercised, subject to a maximum of twelve (12) times those Base Warrant Shares. The maximum aggregate entitlement under this Warrant at issuance is twelve (12) times the Base Warrant Shares stated above, subject to customary capital adjustments (the “Maximum Warrant Shares”). No Base Warrant Share may be exercised more than once or under more than one exercise method. This Warrant has no automatic exercise provision.

Section 1. Definitions. In addition to terms defined elsewhere herein, the following terms have the meanings indicated below. “Purchase Agreement” means the securities purchase agreement dated [●], 2026 between the Company and the purchasers signatory thereto in connection with the Company’s registered offering of Units. “Transaction Documents” means that agreement, this Warrant, the other warrants issued in that offering, the placement agency agreement and related transaction documents. “Units” means the offering units, each comprising one Ordinary Share or a Pre-Funded Warrant in lieu thereof, together with one separate six-month investor Warrant. No term in this Warrant permits Unit sales above the US$6,500,000 offering cap or increases the Holder’s allocation of Units.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the bid price of the Ordinary Shares for the time in question (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (“Bloomberg”) (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB Venture Market (the “OTCQB”) or the OTCQX Best Market (the “OTCQX”), or OTCID is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the OTCQB, the OTCQX or OTCID as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on the OTCQB, the OTCQX or OTCID and if prices for the Ordinary Shares are then reported on The Pink Limited Market operated by the OTC Markets, Inc. (the “Pink Market”) (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally open for use by customers on such day.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Shares” means the Class A ordinary shares of the Company, par value $0.00015 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Ordinary Share Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Ordinary Shares, including, without limitation, any debt, preferred share, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Ordinary Shares.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Registration Statement” means the effective registration statement on Form F-1, as amended (File No. 333-[●]) filed with the Commission, including all information, documents and exhibits filed with or incorporated by reference into such registration statement, as amended from time to time, which registers the sale of the Warrants and the Warrant Shares, among others, to the purchasers, and includes any Rule 462(b) Registration Statement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means the subsidiaries of the Company set forth on Exhibit 21.1 to the Registration Statement and shall, where applicable, also include any direct or indirect subsidiary of the Company formed or acquired after the date hereof.

“Trading Day” means a day on which the Ordinary Shares are traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB, OTCQX, or OTCID (or any successors to any of the foregoing).

“Transfer Agent” means VStock Transfer, LLC, the Company’s current transfer agent, with a mailing address of [●], or any successor transfer agent.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the daily volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB, the OTCQX or OTCID is not a Trading Market, the volume weighted average price of the Ordinary Shares for such date (or the nearest preceding date) on OTCQB, OTCQX or OTCID as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on OTCQB, OTCQX or OTCID and if prices for the Ordinary Shares are then reported on the Pink Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (d) in all other cases, the fair market value of an Ordinary Share as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Warrants then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” means this Warrant and the other six-month investor warrants issued under the Purchase Agreement, excluding the separate Pre-Funded Warrants.

“Warrant Shares” means the Ordinary Shares issuable upon exercise of the Warrants.

Section 2. Exercise.

a) Exercise of Warrant. This Warrant may be exercised in whole or in part on or after the Initial Exercise Date and on or before the Termination Date by delivering to the Company a duly executed PDF copy of the attached Notice of Exercise by e-mail. The notice shall state the number of Base Warrant Shares being exercised (X), the exercise method, the calculation and the resulting Warrant Shares. For cash exercise, by the earlier of two (2) Trading Days and the Standard Settlement Period after delivery, the Holder shall deliver the aggregate Exercise Price for X Base Warrant Shares by wire transfer of immediately available U.S. dollars. No payment is due for an exercise under Section 2(c). No ink original, medallion guarantee or notarization is required. The Holder need not surrender this Warrant until all Base Warrant Shares have been exercised and shall then surrender it for cancellation within three (3) Trading Days. Each exercise consumes X Base Warrant Shares, regardless of the number of Warrant Shares actually delivered and regardless of exercise method. The unexercised Base Warrant Shares are reduced by X, not by the shares delivered. The maximum future share entitlement is twelve (12) times the remaining unexercised Base Warrant Shares, subject to capital adjustments; the portion consumed cannot be exercised again. The Company and Holder shall keep records of Base Warrant Shares exercised, Warrant Shares delivered, exercises rescinded and remaining entitlements. The Company shall deliver any objection to an exercise notice within one (1) Trading Day after receipt. Each exercise remains subject to Section 2(e).

b) Exercise Price. The initial exercise price per Base Warrant Share shall equal 110% of the final public offering price per Unit of US$[●], or US$[●] (the “Initial Exercise Price” and, as adjusted under Section 3, the “Exercise Price”). The “Floor Price” is the Initial Exercise Price divided by seven (7), subject to proportionate adjustment for share dividends, subdivisions, combinations, reclassifications and similar capital events under Section 3(a), and corresponding adjustments under Section 3(d). The Floor Price is based on the Initial Exercise Price, not the Exercise Price as subsequently reduced for an asset Distribution under Section 3(c). At the assumed Unit price of US$1.82, the Initial Exercise Price would be US$2.002 and the Floor Price US$0.286; these figures are illustrative only, and the formulas control. Neither price shall be rounded in a manner that changes the one-seventh relationship. There is no market-price reset or full-ratchet anti-dilution provision.

c) Cashless Exercise and Zero Exercise Price Option. (i) Cashless Exercise. If and only if, at the time of exercise, no effective registration statement registers the issuance of the Warrant Shares to the Holder, or the prospectus therein is not available for that issuance, the Holder may exercise all or part of this Warrant without a cash payment and receive Warrant Shares equal to [(A − B) × X] ÷ A, where:

(A)	=	as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered pursuant to Section 2(a) hereof on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Ordinary Shares on the principal Trading Market as reported by Bloomberg L.P. (“Bloomberg”) as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) pursuant to Section 2(a) hereof or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered pursuant to Section 2(a) hereof after the close of “regular trading hours” on such Trading Day;

(B)	=	the then-applicable Exercise Price per Base Warrant Share; and

(X)	=	the number of Base Warrant Shares being exercised, before applying any net-share formula or zero exercise price multiplier.

A cashless exercise under this Section 2(c)(i) is effective only when A is greater than B and yields a positive number of Warrant Shares. If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised. The Company agrees not to take any position contrary to this Section 2(c).

(ii) Zero Exercise Price Option. At any time on or after the Initial Exercise Date and on or before the Termination Date, at the Holder’s sole election and regardless of registration-statement effectiveness or prospectus availability, the Holder may exercise X Base Warrant Shares without paying any exercise price and receive X × [(E − L) ÷ (0.50 × L)] Warrant Shares. E is the then-applicable Exercise Price. L (the “Low Price”) is the greater of (A) the lowest VWAP of the Ordinary Shares during the five (5) Trading Days immediately before the exercise date and (B) the then-applicable Floor Price. This option is available only if L is lower than E. It is unavailable if L is equal to or greater than E. L is deemed to equal the Floor Price if the observed five-Trading-Day low VWAP is below that Floor Price; trading below the Floor Price does not suspend this option or increase its maximum entitlement. The multiplier shall not exceed twelve (12), and Warrant Shares issued under this paragraph shall not exceed twelve (12) times X, subject to capital adjustments. Before any reduction in the Exercise Price under Section 3(c), at the Floor Price this formula yields exactly twelve (12) Warrant Shares for each Base Warrant Share exercised, regardless of the final Unit price. An adjustment under Section 3(c) may reduce that entitlement, but shall not increase the twelve-for-one maximum. Cash exercise remains available at the Holder’s election, including when L exceeds two-thirds of E, when this option yields fewer than one share per Base Warrant Share, and when this option is unavailable. There is no mandatory cash exercise. For the avoidance of doubt, the one-for-one cash and ordinary cashless entitlements are alternatives to, not additions to, the zero exercise price entitlement.

  d) Mechanics of Exercise.

i. Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) this Warrant is exercised under Section 2(c) and the Warrant Shares are legally eligible for unrestricted electronic delivery, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that either the exercise is under Section 2(c) or payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. Notwithstanding anything herein to the contrary, upon delivery of the Notice of Exercise, the Holder shall be deemed for purposes of Regulation SHO under the Exchange Act to have become the holder of the Warrant Shares irrespective of the date of delivery of the Warrant Shares. If the Company fails for any reason to deliver to the Holder the Warrant Shares subject to a Notice of Exercise by the Warrant Share Delivery Date, provided that either the exercise is under Section 2(c) or payment of the aggregate Exercise Price is received by the Company on or prior to the Warrant Share Delivery Date, the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the VWAP of the Ordinary Share on the date of the applicable Notice of Exercise), $10 per Trading Day (increasing to $20 per Trading Day on the fifth Trading Day after such liquidated damages begin to accrue) for each Trading Day after such Warrant Share Delivery Date until such Warrant Shares are delivered or Holder rescinds such exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Ordinary Share as in effect on the date of delivery of the Notice of Exercise.

Notwithstanding the foregoing, with respect to any Notice(s) of Exercise delivered on or prior to 12:00 p.m. (New York City time) on the Initial Exercise Date, which may be submitted in advance after execution of the Purchase Agreement but shall not be effective before issuance of this Warrant, the Company agrees to deliver the Warrant Shares subject to such notice(s) by 4:00 p.m. (New York City time) on the Initial Exercise Date and the Initial Exercise Date shall be the Warrant Share Delivery Date for purposes hereunder.

ii. Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the remaining unexercised Base Warrant Shares and their corresponding maximum share entitlement, which new Warrant shall in all other respects be identical with this Warrant.

iii. Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, Ordinary Shares to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the Ordinary Shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and the corresponding Base Warrant Shares for which such exercise was not honored and return any amount received by the Company in respect of the Exercise Price for those Warrant Shares (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of Ordinary Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Ordinary Shares having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of Ordinary Shares with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Ordinary Shares upon exercise of the Warrant as required pursuant to the terms hereof.

v. No Fractional Shares or Scrip. No fractional Warrant Shares or scrip shall be issued. Any fraction resulting from an exercise shall be rounded up to the next whole Warrant Share. Fractional entitlements shall be aggregated for all portions of this Warrant exercised in the same Notice of Exercise. No rounding may cause an exercise to exceed twelve (12) times the Base Warrant Shares exercised or the remaining Maximum Warrant Shares. Fractional entitlements not delivered are extinguished upon that exercise.

vi. Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

vii. Closing of Books. The Company will not close its shareholder books, register of members or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

  e) Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Share Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, and the Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of this Section 2(e), in determining the number of outstanding Ordinary Shares, a Holder may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of a Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares were reported. The “Beneficial Ownership Limitation” shall initially be 4.99% (or 9.99% if elected by the Holder in writing at issuance) of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of the Ordinary Shares issuable upon exercise of this Warrant. The Holder, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2(e), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Holder and the provisions of this Section 2(e) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

Section 3. Certain Adjustments.

a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a share dividend or otherwise makes a distribution or distributions on its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse share split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of the Ordinary Shares any capital share of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately after such event, and the Base Warrant Shares and Maximum Warrant Shares shall be proportionately adjusted, and the Floor Price shall be adjusted by the same fraction as the Exercise Price such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 3(a) above, if at any time the Company grants, issues or sells any Ordinary Share Equivalents or rights to purchase shares, warrants, securities or other property pro rata to all (or substantially all) of the record holders of any class of Ordinary Shares (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held [the number of Ordinary Shares acquirable upon complete exercise of this Warrant] (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Ordinary Shares are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such Ordinary Shares as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

c) Distributions of Cash or Other Assets; Exercise Price Adjustment. If the Company declares or makes a dividend or other distribution of cash, securities, property or other assets, or rights to acquire such assets, to all or substantially all holders of Ordinary Shares (a “Distribution”), other than a share dividend or capital event governed by Section 3(a), Purchase Rights governed by Section 3(b), or Alternate Consideration governed by Section 3(d), the Exercise Price shall be reduced to reflect the value of that Distribution. Consistent with its definition by reference to the Initial Exercise Price, the Floor Price shall not be reduced solely by reason of a Distribution under this Section 3(c). The zero exercise price formula shall use the adjusted Exercise Price and the applicable Floor Price as determined under Section 2(b); accordingly, after a Distribution it may yield fewer than twelve (12) Warrant Shares per Base Warrant Share, and is unavailable if the Low Price is at or above the adjusted Exercise Price. A Distribution under this Section 3(c) shall not change the Base Warrant Shares or Maximum Warrant Shares, or increase the maximum twelve-for-one zero exercise price entitlement; the adjustments for capital events under Section 3(a) remain unaffected. The Holder shall not additionally receive a participation payment or property distribution under this Section 3(c) in respect of the unexercised portion of this Warrant. Any shares actually issued before the applicable record date shall participate as Ordinary Shares, but the portion of this Warrant exercised to issue those shares shall not also receive the adjustment for that Distribution. No Distribution shall give rise to duplicate protection under Sections 3(a), 3(b), 3(c) or 3(d). If a Distribution is cancelled before payment or delivery, the corresponding adjustment shall be reversed to the extent the Distribution is not made.

d) Fundamental Transaction. If, while this Warrant is outstanding, (i) the Company effects a merger or consolidation whereby another Person or group acquires more than 50% of the voting power of the Company, (ii) the Company or a Subsidiary disposes of all or substantially all of the Company’s assets in one or a series of related transactions, (iii) a purchase, tender or exchange offer is completed and accepted by holders of more than 50% of the voting power of the Company, (iv) the Company effects a reclassification, reorganization or recapitalization of the Ordinary Shares or a compulsory share exchange pursuant to which the Ordinary Shares are converted into or exchanged for other securities, cash or property, or (v) the Company consummates a stock or share purchase agreement or other business combination whereby another Person or group acquires more than 50% of the voting power of the Company (each, a “Fundamental Transaction”), then, upon a subsequent exercise, the Holder shall receive, for each Warrant Share that would have been issuable upon exercise immediately before that transaction, the same kind and amount of securities, cash and other property receivable by a holder of that share in the transaction (the “Alternate Consideration”). The Exercise Price shall be appropriately adjusted and apportioned among the Alternate Consideration according to its relative value. If shareholders may choose among forms of consideration, the Holder shall have the same choice. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the Company’s obligations under this Warrant, before consummation, pursuant to agreements reasonably satisfactory to the Holder. At the Holder’s option, the Successor Entity shall deliver a substantially similar security exercisable for the corresponding Alternate Consideration, preserving the economic value of this Warrant immediately before the transaction. The Company and Successor Entity shall be jointly and severally responsible for performance, except to the extent applicable law otherwise requires. The Holder’s rights under this Section remain subject to Section 2(e) with respect to receipt of Ordinary Shares or other shares subject to its beneficial ownership limitation; any such excess shall be held in abeyance, without forfeiture, until it may be delivered consistently with that limitation. Additionally, at the Holder’s option, exercisable concurrently with or within thirty (30) days after consummation of the Fundamental Transaction (or, if later, its public announcement), the Company or Successor Entity shall purchase the unexercised portion of this Warrant for cash equal to its Black Scholes Value as of consummation; provided that, if the Fundamental Transaction is outside the Company’s control, including if not approved by its Board of Directors, the Holder shall receive only the same type or form of consideration, and in the same proportions, offered and paid to holders of Ordinary Shares, at the Black Scholes Value of the unexercised portion. If holders receive no consideration, they shall be deemed to receive ordinary shares of the Successor Entity. “Black Scholes Value” means the value of the remaining unexercised portion of this Warrant under the Black-Scholes Option Pricing Model obtained from Bloomberg’s OV function as of consummation, using (A) a risk-free rate corresponding to the U.S. Treasury rate for the period between public announcement and the Termination Date, (B) volatility equal to the greater of 100% and the 100-day volatility from Bloomberg’s HVT function, using a 365-day annualization factor, as of the Trading Day immediately following public announcement, (C) an underlying share price equal to the greater of the cash plus non-cash value per share offered in the transaction and the highest VWAP from the Trading Day immediately before public announcement (or consummation, if earlier) through the Holder’s request, (D) remaining option time from public announcement to the Termination Date, and (E) zero cost of borrow. Payment shall be made within [five (5)] Business Days after the later of the Holder’s election and consummation of the Fundamental Transaction. For purposes of the Alternate Consideration entitlement upon exercise, the Holder may elect any exercise method then available under Section 2, and the Exercise Price, Floor Price, Base Warrant Shares and Maximum Warrant Shares shall be appropriately adjusted to preserve their economic relationship without double-counting the Alternate Consideration.

e) Calculations. Exercise Price and Floor Price calculations shall retain sufficient precision to preserve the Floor Price’s one-seventh relationship to the Initial Exercise Price as adjusted for applicable capital events, and the maximum twelve-for-one multiplier; neither shall be rounded to the nearest cent. A reduction of the Exercise Price under Section 3(c) shall not reset the Initial Exercise Price or the Floor Price. Base Warrant Shares and Maximum Warrant Shares shall be proportionately adjusted for capital events; fractional delivery is governed by Section 2(d)(v). For purposes of this Section 3, the number of Ordinary Shares deemed to be issued and outstanding as of a given date shall be the sum of the number of Ordinary Shares (excluding treasury shares, if any) issued and outstanding.

f) Notice to Holder.

i. Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by email a notice setting forth the Exercise Price and Floor Price after adjustment, any resulting adjustment to the Base Warrant Shares and Maximum Warrant Shares, and the calculation and valuation basis for any adjustment under Section 3(c) and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Ordinary Shares, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Ordinary Shares, (C) the Company shall authorize the granting to all holders of the Ordinary Shares rights or warrants to subscribe for or purchase any Ordinary Shares of any class or of any rights, (D) the approval of any shareholders of the Company shall be required in connection with any reclassification of the Ordinary Shares, any consolidation or merger to which the Company (or any of its Subsidiaries) is a party, any sale or transfer of all or substantially all of its assets, or any compulsory share exchange whereby the Ordinary Shares are converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be delivered by email to the Holder at its last email address as it shall appear upon the Warrant Register of the Company, at least 10 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Ordinary Shares of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Ordinary Shares of record shall be entitled to exchange their Ordinary Shares for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Report of Foreign Private Issuer on Form 6-K. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4. Transfer of Warrant.

a) Transferability. This Warrant and all rights hereunder (including any registration rights expressly granted under the Transaction Documents) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date on which the Holder delivers an assignment form to the Company assigning this Warrant in full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b) New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the initial issuance date of this Warrant and shall be identical with this Warrant except as to the unexercised Base Warrant Shares and corresponding Maximum Warrant Shares evidenced thereby.

c) Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

Section 5. Miscellaneous.

a) No Rights as Shareholder Until Exercise; No Settlement in Cash. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3. Without limiting any rights of a Holder to receive Warrant Shares by either exercise method under Section 2(c) or to receive cash payments pursuant to Section 2(d)(i), Section 2(d)(iv) or Section 3(d) herein, in no event shall the Company be required to net cash settle an exercise of this Warrant.

b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

d) Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares, equal to at least twelve (12) times the then-unexercised Base Warrant Shares, subject to capital adjustments, to provide for the maximum issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Ordinary Shares may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith and upon registration in the Register of Members of the Company, be duly authorized, validly issued, fully paid and nonassessable (which means that no further sums are required to be paid by the holders thereof in connection with the issue thereof) and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except to the extent waived or consented to by the Holder, the Company shall not, through amendment of its constitutional documents or any reorganization, merger, transfer of assets, dissolution, issue of securities or other voluntary action, avoid performance of this Warrant. The Company shall in good faith take all actions necessary to protect the Holder’s rights against impairment, obtain required regulatory authorizations, and assure that all Warrant Shares may lawfully be issued as fully paid and nonassessable. Without requiring an additional payment from the Holder beyond the applicable exercise method herein, the Company shall procure that the par value of every Warrant Share is satisfied from the consideration already received or other lawfully available sources and shall not increase par value in a manner that impairs exercise rights.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. The Company and, by accepting this Warrant, the Holder each agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Warrant (whether brought against the Company or the Holder or their respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. The Company and, by accepting this Warrant, the Holder each hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. The Company and, by accepting this Warrant, the Holder each hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to it at the address in effect for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If the Company or the Holder shall commence an action, suit or proceeding to enforce any provisions of this Warrant, the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for their reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding. Notwithstanding the foregoing, nothing in this paragraph shall limit or restrict the federal district court in which a Holder may bring a claim under the federal securities laws.

f) Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered, and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g) Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies. No provision of this Warrant shall be construed as a waiver by the Holder of any rights which the Holder may have under the federal securities laws and the rules and regulations of the Commission thereunder. Without limiting any other provision of this Warrant or the Purchase Agreement, if the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

h) Notices. Notices, including any Notice of Exercise, shall be in writing and delivered personally, by e-mail or by a nationally recognized overnight courier to the Company at Unit 03, 22/F, Westin Centre, 26 Hung To Road, Kwun Tong, Kowloon, Hong Kong, Attention: [●], Email: [●], or such other address notified to the Holder. Notices to the Holder shall be sent to its address or e-mail shown in the Warrant Register. A notice is effective at the earliest of (i) transmission, if e-mailed on a Trading Day before 5:30 p.m., New York City time, (ii) the next Trading Day if e-mailed on a non-Trading Day or at or after 5:30 p.m., (iii) the second Trading Day after deposit with an overnight courier, or (iv) actual receipt. Any Company notice containing material non-public information shall be publicly disclosed simultaneously by furnishing a Report on Form 6-K.

i) Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Ordinary Share or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

j) Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

k) Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

l) Amendment. Other than Section 2(e) and this Section 5(l), which may not be modified, amended or waived, this Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company, on the one hand, and the Holder of this Warrant, on the other hand.

m) Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

n) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

o) Currency. Unless otherwise indicated, all dollar amounts referred to in this Warrant are in United States Dollars (“U.S. Dollars”). All amounts owing under this Warrant shall be paid in U.S. Dollars. All amounts denominated in other currencies shall be converted in the U.S. Dollar equivalent amount in accordance with the Exchange Rate on the date of calculation. “Exchange Rate” means, in relation to any amount of currency to be converted into U.S. Dollars pursuant to this Warrant, the U.S. Dollar exchange rate as published in the Wall Street Journal (NY edition) on the relevant date of calculation.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

By:
Name:
Title:

NOTICE OF EXERCISE

To: CREATIVE GLOBAL TECHNOLOGY HOLDINGS LIMITED

(1) The undersigned elects to exercise ______ Base Warrant Shares under the attached Warrant using the method checked below, resulting in ______ Warrant Shares issuable to the undersigned, subject to Section 2(e). Base Warrant Shares remaining after exercise: ______. Only the Base Warrant Shares exercised are consumed; the Warrant Shares delivered do not constitute an additional exercisable entitlement.

(2) Payment shall take the form of (check applicable box):

☐ in lawful money of the United States; or

☐ ordinary cashless exercise under Section 2(c)(i): no effective registration statement or available prospectus for issuance exists. A = ______; B = ______; X = ______; Warrant Shares = [(A − B) × X] ÷ A = ______.

☐ zero exercise price option under Section 2(c)(ii): X = ______; E = ______; observed lowest VWAP in the five preceding Trading Days = ______; Floor Price = ______; L (greater of observed low and Floor Price) = ______; L is below E; Warrant Shares = X × [(E − L) ÷ (0.50 × L)] = ______, not exceeding 12 × X. No exercise-price payment is due.

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

[SIGNATURE OF HOLDER]

Name of Investing Entity: ___________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _____________________________________________________

Name of Authorized Signatory: _______________________________________________________________________

Title of Authorized Signatory: ________________________________________________________________________

Date: __________________________________________________________________________________________

EXHIBIT B

ASSIGNMENT FORM

(To assign the foregoing Warrant, execute this form and supply required information. Do not use this form to exercise the Warrant to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby assigned to

Name:
(Please Print)

Address:
(Please Print)

Phone Number:

Email Address:

Dated: _______________ __, ______

Holder’s Signature: __________________

Holder’s Address:___________________

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